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                                                                   EXHIBIT 10.2



[DRAFT]                    EMPLOYMENT AGREEMENT

         THIS AGREEMENT, dated as of the _______ day of ________, 1997, by and among Gulf Coast Bancorp, Inc., a Florida corporation (the "Holding Company"), Gulf Coast Community Bank, National Association (Proposed), a proposed national bank to be organized under the laws of the United States (the "Bank" or the "Employer"), and _______________ (the "Executive").

                                  WITNESSETH:

         WHEREAS, the directors and organizers of the Bank, are seeking approval from the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC") to charter a national bank in Port Charlotte, Florida; and

         WHEREAS, Executive is willing to become employed by the Bank as its Chairman and Chief Executive Officer of the Bank in accordance with the terms and conditions hereinafter set forth:

  1. Employment. Employer employs Executive and Executive accepts employment upon the terms and conditions set forth in this Agreement.

  2. Term. The term of employment of Executive under this Agreement shall commence on the Executive's first day of employment with the Bank (the "Start Date") and end two years after the Bank's receipt of a charter from the OCC. If this contract is not renewed or renegotiated prior to the end of the two year term, it will be treated as a termination without cause and compensated as indicated in paragraph 11.b.

  3.     Compensation.

         For all services rendered by Executive, Executive shall be paid a minimum annual base salary of $96,000.00 from the Bank, payable in equal semi-monthly installments during the term of this Agreement. Salary payments shall be subject to withholding and other applicable taxes.


  4. Title and Duties. Executive shall serve as Chairman and Chief Executive Officer of the Holding Company and of the Bank once the OCC has granted preliminary charter approval. Executive shall be responsible for overall operations of the Proposed Bank, including implementing the Board's directives; acting as chief regulatory contact; monitoring the Proposed Bank's progress and presenting regular reports to the Board on financial, lending and deposit activities and on other operations; actively involved in



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                  community relations and business development; serves as
                  Financial Officer; and responsible for strategic planning efforts.

         5. Extent of Services. Executive shall devote his entire time, attention and energies to the business of Employer and shall not during the term of this Agreement be engaged in any other business activity which requires the attention or participation of Executive during normal business hours of Employer, recognition being given to the fact that Executive is expected on occasion to participate in client development after normal business hours. However, Executive may invest his assets in such form or manner as will not require his services in the operation of the affairs of the companies in which such investments are made, except that Executive shall not make an investment in the securities of any competing financial institution without the express approval of the Board of Directors of the Bank. Executive shall notify Employer of any significant participation by him in any trade association or similar organization.

         6. Working Facilities. Executive shall receive from the Bank, such assistants, perquisites, facilities and services as are suitable to his position and appropriate for the performance of his duties on behalf of such entity. In addition, the Bank shall provide Executive membership in a country or golf club (including dues, assessments and initiation fees) of his choice and Executive shall have the option at the termination of his employment for any reason to repurchase said membership from the Bank.

         7. Expenses. Executive may incur reasonable expenses for promoting the business of the Bank, including expenses for entertainment, travel, and similar items. Executive will be reimbursed by the Bank for all such expenses upon Executive's periodic presentation of an itemized account of such expenditures with receipts attached.

         8. Vacations. Executive shall be entitled each year to four (4) weeks of vacation time in accordance with the personnel policy established by the Bank's Boards of Directors, during which time Executive's compensation shall be paid in full.

         9. Additional Compensation. As additional Consideration paid to Executive, Executive shall be provided with and participate in all employee benefit plans offered by the Bank to all of its employees, including health, hospitalization, disability, life insurance, travel insurance, retirement and savings plans. In addition, Executive shall be provided with a term life insurance policy of at least $200,000, which shall include an accidental death or dismemberment provision of two times the face amount of the policy. The Holding Company shall also grant to Executive the option to purchase 20,000 shares of Common Stock of the Holding Company at a purchase price equal to the price at which the stock is offered and sold to investors through the Public Placement Memorandum. These options shall vest at the rate of ten percent (10%) or two thousand (2,000) options per year, beginning on the Executive's Start Date and on each of the nine (9) subsequent anniversary dates, and shall be exercisable for a period of ten (10) years from such Start Date.

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         10.      Change in Control of the Bank.

                  a. In the event of a "change in control" of the Bank, as defined herein, and only to the extend permitted by applicable statutes and regulations, Executive shall be entitled, for a period of thirty (30) days from the date of closing of the transaction effecting such change in control and at his election, to give written notice to Employer of termination of this Agreement and to receive a cash payment equal to one time (100%) the compensation, including incentive compensation, if any, received by Executive in the one-year period immediately preceding the change in control. In the event "change in control" shall occur within the first year of this Agreement, the severance compensation shall be equal to the payments due during the first year of the Agreement. The severance payments provided for in this Section 10.a. shall be paid in cash, commencing not later than ten (10) days after the date of notice of termination by Executive under this Section 10 or ten (10) days after the date of closing of the transaction effecting the change in control of the Bank, whichever is later.

                  b. In addition, if Executive elects to terminate this Agreement pursuant to this Section 10, Executive shall further be entitled, in lieu of shares of Common Stock of the Bank issuable upon exercise of stock options to which Executive is entitled under this Agreement, an amount in cash or Common Stock of the Bank or any other company into which shares of the Bank are convertible (or any combination thereof) as Executive shall in his election designate equal to the excess of the fair market value of the Common Stock as of the date of closing of the transaction effecting the change in control over the per share exercise price of the options held by Executive, times the number of shares of Common Stock subject to such options (whether or not then fully exercisable). The fair market value of the Common Stock shall be equal to the higher of (i) the value as determined by the Board of Directors of the Bank if there is no organized trading market for the shares at the time such determination is made, which per share value shall not be less than 1.8 times the per share book value of the stock or (ii) the closing price (or the average of the bid and asked prices if no closing price is available) on any nationally recognized securities exchange or association on which the Bank's shares may be quoted or listed, or (iii) the highest per share price actually paid for Common Stock in connection with any change in control of the Bank. The severance payments provided for in this Section 10.b. shall be paid in full not later than ten (10) days after the date of notice of termination by Executive under this Section 10 or ten (10) days after the date of closing of the transaction effecting the change in control of the Bank, whichever is later.

                  c. For purposes of this Section 10, "change in control" of the Bank shall mean:

                           1.       any transaction, whether by merger,
                                    consolidation, asset sale, tender offer, reverse stock split, or otherwise, which results in the acquisition or beneficial ownership (as such term is defined under rules and regulations promulgated under the

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                                    Securities Exchange Act of 1934, as
                                    amended) by any person or entity or group of persons or entities acting in concert, of 50% or more of the outstanding shares of Common Stock of the Bank.

                           2. the sale of all or substantially all of the assets of the Bank; or

                           3.       the liquidation of the Bank.


                  d. If any payments to be made under this Section 10 constitute an "Excess Parachute Payment" as that term is defined in Section 280(g) of the Internal Revenue Code, the payments shall be reduced to the largest amount which would not constitute an "Excess Parachute Payment."

         11.      Termination.

                  a. For Cause. This Agreement may be terminated by the Board of Directors of the Employer without notice and without further obligations other than for monies already paid, for any of the following reasons:

                           i. failure of Executive to follow reasonable written instructions or policies of the Board of Directors of the Bank;

                           ii. gross negligence or willful misconduct of Executive materially damaging to the business of the Bank during the term of this Agreement, or at any time while he was employed by the Bank prior to the term of this Agreement, if not disclosed to the Bank prior to the commencement of the term of this Agreement; or

                           iii. conviction of Executive during the term of this Agreement of a crime involving breach of trust or moral turpitude; or

                           iv. at the request of any bank regulatory authority with jurisdiction over the Bank.

                           In the event that the Employer discharges Executive alleging "cause" under this Section 11.a. and it is subsequently determined judicially that the termination was "without cause," then such discharge shall be deemed a discharge without cause subject to the provisions of Section 11.b. hereof. In the event that the Employer discharges Executive alleging "cause" under this Section 11.a, such notice of discharge shall be accompanied by a written and specific description of the circumstances alleging such "cause". The termination of Executive for "cause" shall not entitle the Bank to enforcement of the non-competition and non-solicitation covenants contained in Section 13 hereof, unless the employee purposely engages in conduct constituting "cause" for the purpose of negating the non-competition provision.

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                  b.       Without Cause.

                           i. Notwithstanding the provisions of Section 2 of this Agreement, the Employer may, upon thirty (30) days' written notice to Executive, or by the giving of a notice under Section 2 of this Agreement terminate this Agreement without cause at any time during the term of this Agreement upon the condition that Executive shall be entitled, as liquidated damages in lieu of all other claims, to the same severance payments as provided in Section 10 hereof; provided that for purposes of Section 10.b., the fair market value of Common Stock shall be determined as of the date of notice of termination of this Agreement given by the Bank to Executive. The severance payments provided for in this Section 11.b. shall commence not later than thirty (30) days after the actual date of termination of employment of Executive.

                           ii. Executive may upon thirty (30) days' written notice to Employer terminate his Agreement without cause at any time during the term of this Agreement. In the event of termination of this Agreement by Executive, the Employer shall have no further obligation to Executive than for monies paid.


         12.      Death or Disability.

                  a. In the event of Executive's death during the term of this Agreement, Employer shall pay to Executive's designated beneficiary, or if Executive has failed to designate a beneficiary, to his estate, an amount equal to Executive's base salary pursuant to Section 3 hereof through the end of the month in which Executive's death occurred plus an amount equal to ninety (90) days salary. Employer shall also continue to provide Executive's survivors with any benefits it provided Executive for such additional ninety (90) day period.

                  b. In the event of Executive's disability during the term of this Agreement, Employer shall pay to Executive an amount equal to Executive's base salary pursuant to Section 3 hereof through the end of the month in which Executive's disability occurred plus an amount equal to six (6) months salary. Employer shall also continue to provide Executive with any benefits it provided Executive prior to his disability for a period of six (6) months following his disability and shall continue to pay the premiums on any life and disability policies provided by the Employer for the benefit of Executive prior to his disability.

                  c. The compensation set forth in Sections a. and b. of this Section 12 shall be in lieu of any other benefits provided hereunder, except that (i) in the event of a change in control of the Bank as defined herein during the ninety (90) day or six (6) month periods described in Sections a. and b. of this
                           Section 12, Executive, Executive's

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                           designated beneficiary or Executive's estate, as the
                           case may be, shall be entitled to the benefits of
                           Section 10.b. hereof, and (ii) any benefit payable pursuant to Section 3 shall be prorated and made available to Executive or his beneficiary or estate in respect of any period prior to his death or disability. and (iii) in the event of Executive's disability, Employer shall continue to pay the premiums on any life and disability policies provided by the Employer for the benefit of Executive prior to his disability. The Bank may maintain insurance on its behalf to satisfy in whole or in part the obligations of this Section 12.

                  d. Executive shall be deemed disabled if, by reason of physical or mental impairment, he is incapable of performing his duties hereunder for a period of 180 consecutive days.

         13. Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail to his residence in the case of Executive, or to its principal office in the case of Employer.

         14. Waiver of Breach. The waiver of Employer of a breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by Executive. No waiver shall be valid unless in writing and signed by an authorized officer of Employer.

         15. Assignment. Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of Executive under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer.

         16. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Florida.

         17. Entire Agreement. This Agreement contains the entire understanding of the parties hereto regarding employment of Executive, and supersedes and replaces any prior agreement relating thereto. It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.


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                  WHEREAS, as of the day and date first above set forth, the parties hereto execute this Agreement.

         GULF COAST BANCORP, INC.             LEWIS S. ALBERT


         By                                   By
            ---------------------               -------------------------


         GULF COAST COMMUNITY
         BANK (PROPOSED)


         By
            ---------------------


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